Exhibit 23.1

Consent of Independent Auditors

To the Board of Directors

Lion Capital Holdings, Inc.

Austin, Texas

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated March 1, 2003 relating to the consolidated financial statements of Telecomm.com, Inc. for the year ended December 31, 2002 appearing in the Company's Form 10-KSB for that year.

July 28, 2003

Malone & Bailey, PLLC

www.malone-bailey.com

Houston, Texas